Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

On April 13, 2016, Peabody Energy Corporation, a Delaware corporation ("Peabody" or the "Company"), and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the "Debtors"), filed voluntary petitions (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the U.S. Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court").

On March 17, 2017, the Bankruptcy Court entered an order confirming the Debtors' Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as Revised on March 15, 2017 (the "Plan"), which approved and confirmed the Plan.

On April 3, 2017 (the "Effective Date"), the Debtors satisfied the conditions to effectiveness set forth in the Plan. As a result, the Plan became effective in accordance with its terms, and the Debtors emerged from their Chapter 11 Cases.

In connection with our emergence from the Chapter 11 Cases, we will be required to apply the provisions of fresh start reporting to our financial statements under ASC 852, "Reorganizations." These provisions require us to allocate the reorganization value of the company (the "Reorganized Company") following emergence from the Chapter 11 cases to our assets based on their estimated fair value. In estimating fair value, we based our estimates and assumptions on the guidance prescribed by ASC 820, "Fair Value Measurement." Estimates or allocation of fair value between our assets and liabilities will change up to the first period reported following the Effective Date.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016 give effect to the transactions associated with our emergence from the Chapter 11 Cases, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness, and cash payments and asset and liability revaluation consistent with our reorganization value, in each case, as if they had occurred immediately prior to the first day of the period presented and the unaudited pro forma condensed consolidated balance sheet gives effect to the transactions associated with our emergence from the Chapter 11 Cases, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness, and cash payments and asset and liability revaluation consistent with our reorganization value, in each case, as if they had occurred on December 31, 2016.

Management developed a set of valuations to allocate the reorganization value of the Reorganized Company using a number of estimates and assumptions. The enterprise and corresponding equity value of the Reorganized Company was based on the valuations using various valuation methods, including (1) a comparison of our projected performance to the market values of comparable companies; (2) a review and analysis of several recent transactions in our industry; and (3) a calculation of the present value of future cash flows based on our projections. The enterprise value, and corresponding equity value, are dependent upon achieving the future financial results set forth in our projections, as well as the realization of certain other assumptions. There can be no assurance that the projections will be achieved or that the assumptions will be realized. The financial projections and estimates of enterprise and equity value are not incorporated herein.

All estimates, assumptions, valuations, appraisals and financial projections, including the fair value adjustments, the enterprise value and equity value projections, are preliminary and inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and the financial projections will be realized, and actual results could vary materially. The following unaudited pro forma condensed consolidated financial data is provided for illustrative purposes only and is based on available information and assumptions that we believe are reasonable. It does not purport to represent what our actual results of operations or financial position would have been had the transactions as contemplated in the Plan occurred on the dates indicated, or on any other date, nor is it necessarily indicative of our future consolidated results of operations or consolidated financial position after emergence. Our actual financial position and results of operations after emergence will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value or allocation of value not currently identified and changes in our operating results following the date of the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated financial data does not reflect the pending sale (including the anticipated receipt of approximately $200 million of net proceeds) by Peabody Australia Mining Pty Ltd, one of our Australian subsidiaries, of all of its equity interests in Metropolitan Collieries Pty Ltd, the entity that owns the Metropolitan Mine in New South Wales. A definitive share sale and purchase agreement ("SPA") was entered into in November 2016 . The closing of the transaction is conditional on receipt of approval from the Australian Competition and Consumer Commission (the "ACCC"). On February 22, 2017, the ACCC issued a Statement of Issues relating to the transaction, noting that the ACCC is continuing to review the transaction. On February 24, 2017, pursuant to its right under the SPA, South32 extended the CP End Date (as defined in the SPA) from March 3, 2017 to April 17, 2017. On March 21, 2017, the ACCC notified Peabody that it has extended the date on which it intends to render its decision regarding the transaction to April 27, 2017, which date extends beyond the CP End Date. As a result, Peabody is assessing its options under the SPA.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2016

(Dollars in millions)	As Reported December 31, 2016	Debt Discharge, Debt and Equity Issuances, Reclassifications and Distributions to Creditors	Revaluation of Assets and Liabilities		Pro Forma December 31, 2016

Current assets:
Cash and cash equivalents	$872.3	$(431.0)	$—		$441.3
Restricted cash	54.3	(54.3)	—		—
Accounts receivable, net	473.0	—	—		473.0
Inventories	203.7	—	67.3	A	271.0
Assets from coal trading activities, net	0.7	—	—		0.7
Other current assets	486.6	(18.1)	—		468.5
Total current assets	2,090.6	(503.4)	67.3		1,654.5

Property, plant, equipment and
mine development, net	8,776.7	—	(3,644.2)	B	5,132.5
Investments and other assets	910.4	113.1	293.5	C	1,317.0
Total assets	$11,777.7	$(390.3)	$(3,283.4)		$8,104.0

Current portion of long-term debt	$20.2	$—	$—		$20.2
Liabilities from coal trading activities, net	1.2	—	—		1.2
Accounts payable and accrued expenses	990.4	—	9.4	D	999.8
Total current liabilities	1,011.8	—	9.4		1,021.2

Long-term debt, less current portion	—	1,871.3	—		1,871.3
Deferred income taxes	17.6	—	—		17.6
Asset retirement obligations	717.8	—	(61.4)	E	656.4
Accrued postretirement benefit costs	756.3	—	—		756.3
Other noncurrent liabilities	496.2	—	107.9	F	604.1
Total liabilities not subject to compromise	2,999.7	1,871.3	55.9		4,926.9
Liabilities subject to compromise	8,440.2	(8,440.2)	—		—
Total liabilities	11,439.9	(6,568.9)	55.9		4,926.9

Stockholders' Equity:
Common stock	0.2	1.2	(0.2)	G	1.2
Preferred stock	—	1,305.4	—		1,305.4
Additional paid-in capital in excess of par value	2,422.0	1,774.4	(2,422.0)	G	1,774.4
Treasury stock	(371.8)	3,097.6	(2,725.8)	G	—
Accumulated deficit	(1,243.2)	—	1,243.2	G	—
Accumulated other comprehensive loss	(477.0)	—	477.0	G	—
Peabody Energy Stockholders' equity	330.2	6,178.6	(3,427.8)		3,081.0
Noncontrolling interest	7.6	—	88.5	H	96.1
Total stockholders' equity	337.8	6,178.6	(3,339.3)		3,177.1
Total liabilities and stockholders' equity	$11,777.7	$(390.3)	$(3,283.4)		$8,104.0

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2016

	As Reported		Interest			Pro Forma
	Year Ended		Expense	Total		Year Ended
	December 31,	Fresh Start	and Preferred	Transaction		December 31,
(Dollars in millions)	2016	Reporting	Dividends	Adjustments		2016

Total Revenues	$4,715.3	$—	$—	$—		$4,715.3

Operating Costs & Expenses	4,107.6	(309.8)	—	(309.8)	a	3,797.8
Depreciation, Depletion & Amortization	465.4	(24.2)	—	(24.2)	b	441.2
Asset Retirement Obligation Expense	41.8	73.9	—	73.9	c	115.7
Selling and Administrative Expenses	153.4	(21.5)	—	(21.5)	d	131.9
Restructuring Charges	15.5	—	—	—		15.5
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(23.2)	23.2	—	23.2	e	—
Asset Impairment	247.9	(247.9)	—	(247.9)	e	—
Income From Equity Affiliates	(16.2)	—	—	—		(16.2)
Operating Profit	(276.9)	506.3	—	506.3		229.4

Interest Expense	298.6	(298.6)	181.6	(117.0)	f	181.6
Loss on Debt Extinguishment	29.5	(29.5)	—	(29.5)	f	—
Interest Income	(5.7)	—	—	—		(5.7)
Reorganization Items, Net	159.0	(159.0)	—	(159.0)	g	—
Income From Continuing Operations Before Taxes	(758.3)	993.4	(181.6)	811.8		53.5
Income Tax Benefit	(84.0)	83.3	—	83.3	h	(0.7)

Income From Continuing Operations, Net of Taxes	(674.3)	910.1	(181.6)	728.5		54.2
Loss from Discontinued Operations	(57.6)	—	—	—		(57.6)
Net Loss	(731.9)	910.1	(181.6)	728.5		(3.4)
Less: Net Income Attributed to Noncontrolling Interests	7.9	—	—	—		7.9
Preferred Dividend	—	—	(65.1)	(65.1)	i	(65.1)
Net Loss Attributable to Common Shareholders	$(739.8)	$910.1	$(246.7)	$663.4		$(76.4)

Loss from continuing operations
Basic loss per share	$(37.30)					$(0.14)
Diluted loss per share	$(37.30)					$(0.14)
Net loss per share
Basic loss per share	$(40.45)					$(0.56)
Diluted loss per share	$(40.45)					$(0.56)
See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The adjustments in the unaudited pro forma condensed consolidated balance sheet in the columns captioned “Debt Discharge, Debt and Equity Issuances, Reclassifications and Distributions to Creditors,” and “Revaluation of Assets and Liabilities” reflect the effect of the consummation of the transactions contemplated by the Plan and our emergence from the Chapter 11 Cases, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments.

Debt Discharge, Debt and Equity Issuances, Reclassifications and Distributions to Creditors. Adjustments reflect the elimination of liabilities subject to compromise on our unaudited pro forma condensed consolidated balance sheet as if the Plan Effective Date occurred on the unaudited pro forma condensed consolidated balance sheet date. The adjustments also reflect:

•
the debt and equity refinancing transactions pursuant to the Plan, including the impact on long-term debt for issuances of $1.95 billion in debt and issuances of stockholders’ equity totaling $1.5 billion in cash receipts, with both items shown net of their respective issuance costs, which were estimated to be $24 million for equity and $78 million for long-term debt;

•	approximate increase of $110 million in cash collateral on our reclamation obligations, which is included in the investments and other assets line; and

•	the settlement of over $3.9 billion in claims for cash and other exit expenditures.

Revaluation of Assets and Liabilities. Significant adjustments reflected in the unaudited pro forma condensed consolidated balance sheet based on the revaluation of assets and liabilities are summarized as follows:

A.
Inventories. For purposes of the unaudited pro forma condensed consolidated financial statements, preliminary fair value of our inventory has been determined based on currently available information and certain assumptions, and may be different from the final estimate of fair value, and the difference could be material. A net adjustment of $67.3 million to increase the value of coal inventories to their estimated fair value, less costs to sell the inventories.

B.
Property, plant, equipment and mine development, net. The fair value of property, plant, equipment and mine development, net is estimated based on either a review and analysis of several recent transactions in our industry or a calculation of the present value of future cash flows based on our projections. A net adjustment of $3.6 billion to reduce the net book value of property, plant, equipment and mine development, net to their estimated fair value. The preliminary estimates of the fair value of our property, plant and equipment and the associated depletion and depreciation expense included in the pro forma condensed consolidated financial statements could be different from the final values determined through fresh start reporting, and the difference could be material.

C.
Investments and other assets. As part of fresh start reporting, identifiable intangible assets are required to be measured at fair value. An adjustment of $293.5 million made primarily to recognize the fair value of certain coal supply agreements by comparing the contract price with estimated market price for the same coal product.

D.
Accounts payable and accrued expenses. As part of fresh start reporting, identifiable intangible liabilities are required to be measured at fair value. An adjustment of $9.4 million is primarily based on the value of certain contract based intangibles primarily consisting of unutilized capacity of certain port and rail take-or-pay contracts.

E.
Asset retirement obligations. For purposes of the unaudited pro forma condensed consolidated financial statements, asset retirement obligations will be restated to fair value. The estimates are based on the discounted cash flows of projected spending to reclaim the properties used in our operations. These estimates will change in the future and the change could be material.

F.
Other noncurrent liabilities. As part of fresh start reporting, identifiable intangible liabilities are required to be measured at fair value. An adjustment of $107.9 million is primarily based on the value of certain contract based intangibles primarily consisting of unutilized capacity of certain port and rail take-or-pay contracts.

G.
Peabody Energy stockholders’ equity. The adoption of fresh start reporting will result in a new reporting entity with no beginning retained earnings or accumulated deficit. All common stock of the predecessor company will be eliminated and replaced by the new equity structure of the Plan. For purposes of the unaudited pro forma condensed consolidated financial statements, common stock and preferred stock will be restated to their estimated fair value

H.
Noncontrolling interests. An adjustment of $88.5 million to increase the value of noncontrolling interests to its estimated fair value based on an estimate of the rights to the assets of the noncontrolling interests.

At the adoption of fresh start reporting, we will be required to remeasure our accrued postretirement benefit costs and accrued pension costs. The adjustments will be determined on an actuarial basis based on assumptions at the time of the adoption. No pro forma adjustments were made to these items due to the uncertainty involved with predicting these items. Adjustments at the time of adoption of fresh start reporting may be material.

Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The adjustments in the unaudited pro forma condensed consolidated statements of operations reflect the effect of the consummation of the transactions contemplated by the Plan as if the Plan Effective Date occurred immediately prior to the first day of the periods presented. Significant adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are summarized as follows:

a.	Operating costs and expenses. Adjustments include:

•	the increase in operating costs of $39.1 million associated with the realization of the increased coal inventory values, as discussed above, into earnings;

•	the elimination of excess take-or-pay charges of $70.3 million, as discussed above, that would be recorded at the adoption of fresh start reporting;

•
the elimination of the amortization of actuarial losses and prior services costs of $24.5 million due to the release of all balances within accumulated other comprehensive loss as a result of the adoption of fresh start reporting;

•
the elimination of the impact of prior cash flow hedge and related accounting of $232.2 million due to the release of all balances within accumulated other comprehensive loss as a result of the adoption of fresh start reporting; and

•
an estimated adjustment of $21.9 million for a change in accounting policy related to the capitalization of certain expenditures which extend the useful lives of existing plant and equipment that were not previously capitalized.

b.
Depreciation, depletion and amortization. The adjustments reflect the reduced expense for the estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment, as discussed above, partially offset by the increased expense for the estimated impact of amortization of contract based intangibles associated with certain coal supply agreements over an average agreement life of approximately three years, as discussed above.

c.
Asset retirement obligation expense. This adjustment primarily reflects the increased accretion expense and increased amortization expense associated with the adjustment to the asset retirement obligations discussed above and the corresponding adjustment to the asset retirement obligations asset.

d.
Selling and administrative expenses. The adjustment is to eliminate the costs associated with debt restructuring activities since these costs would not continue after emergence from the Chapter 11 Cases.

e.
Net gain on disposals or exchange of assets and asset impairment. Due to the adoption of fresh start reporting, which requires that all items be adjusted to fair value, gains on asset disposals and asset impairments have been eliminated as the items would have been remeasured to fair value resulting in no such items being realized into earnings.

f.
Interest expense and loss on debt extinguishment. This adjustment reflects the elimination of interest expense associated with the predecessor company’s capital structure, including loss on extinguishment of the predecessor’s Superpriority Secured Debtor-in-Possession Credit Agreement, and reflects the estimated interest expense associated with the capital structure as contemplated in the Plan with an assumed weighted average interest rate of approximately 6%. Interest expense also reflects the amortization of deferred financing costs and costs associated with surety bonds.

g.	Reorganization items, net. This adjustment reflects the elimination of these items as they would not occur outside of the Chapter 11 Cases.

h.	Income tax benefit. Reflects the after tax effects of the adjustments in the pro forma condensed consolidated statements of operations.

i.	Preferred dividend. Reflects 8.5% assumed dividend rate per annum, payable semiannually in kind as a dividend of additional shares of preferred equity.

Diluted Earnings per Share. Basic and diluted EPS are computed using the two-class method, which is an earnings allocation that determines EPS for each class of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Shares of preferred stock are considered participating securities because holders are entitled to receive non-forfeitable dividends. The warrants were presumed to be exercised. Dilutive securities are not included in the computation of loss per share when a company reports a net loss from continuing operations as the impact would be anti-dilutive.

The potentially dilutive impact of share-based compensation awards is determined using the treasury stock method. Under the treasury stock method, awards are treated as if they had been exercised with any proceeds used to repurchase common stock at the average market price during the period. Any incremental difference between the assumed number of shares issued and purchased is included in the diluted share computation.
The pro forma earnings per share amounts reflect basic and diluted weighted average shares outstanding of approximately 137.3 million shares. Diluting securities are not included in the computation of diluted earnings per share due to the net loss from continuing operations after deducting the preferred dividend and the amount attributed to noncontrolling interests. The computation of diluted EPS excluded share-based compensation awards of approximately 3.6 million shares because to do so would have been anti-dilutive.